Exhibit 99.1

Bancshares of Florida Posts Record Earnings and Loan Growth

Net Interest Margin Continues Its Steady Rise, Also to a Record High

           NAPLES, Fla., Oct. 25 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $518 million-asset multi-bank holding company based in Naples, Florida, today reported record third quarter net income of $587,000 or $0.10 per diluted share, a $260,000 (80%) and $0.08 per share (400%) improvement from second quarter 2005.  For the first nine months of this year, the company reported net income of $540,000 compared to a net loss of $1.887 million for the comparable 2004 period.

          Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “This quarter’s results demonstrate our ability to balance continued strong earning asset growth with increasing profitability.  Loans climbed a record $51 million or 13% during the last 90 days, our net interest margin extended its steady rise since third quarter 2005 by increasing 32 basis points to 4.31%, our efficiency ratio improved nicely to 80%, and asset quality remained excellent at 0.07% nonperforming loans/loans outstanding.

          “At the affiliate level,” McMullan went on to say,

*	“Our Naples bank had record earnings of $877,000, up $86,000 from second quarter 2005, with loans climbing $18 million to $243 million, 23% higher than one year earlier.

*

Earnings continued to climb at our Fort Lauderdale bank, reaching $579,000 this quarter, up $142,000 from second quarter 2005. Total loans rose $22 million to $154 million, up 79% in the last 12 months.

*

Our Tampa Bay bank, which opened in November 2004, grew its loans to $48 million at September 30, 2005, up $11 million in the last 90 days, reducing its net loss by 21% from the prior quarter to $154,000.

*

Lastly, Bank of Florida Trust Company achieved its seventh consecutive profitable quarter, with assets under advice climbing $35 million during the quarter to $341 million, up $155 million or 83% from a year ago.” Other primary balance sheet and income statement highlights for the quarter at the consolidated level include:

*

The company’s record third quarter loan growth of $51 million or 13% compares to an increase of $33 million or 9% during second quarter 2005, and the previous growth high in fourth quarter 2004 of $41 million. Loan pipelines at all the affiliates remain strong. Loans at quarter end were $445 million, up 57% in the last twelve months.

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Commercial loans, largely secured by real estate, accounted for $353 million (79% of total loans) at September 30, 2005, up $47 million in the last 90 days, $33 million of which was due to construction lending. Multi-family and residential mortgage loans were $53 million (12% of total loans), largely unchanged, followed by consumer lines of credit at $27 million (6%), up $3 million, and installment and other loans, level at $12 million (3% of total loans outstanding).

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During the second and third quarters this year, the company recruited  five new commercial lenders for its affiliate banks, increasing the  total commercial lending staff by 50% from year-end 2004 levels.

*

Average deposits for September were $450 million, up $24 million or 5.6%  compared to June 2005 at $426 million (excluding temporary deposits of a  large wealth management client).  Noninterest-bearing checking accounts  climbed $10 million or 13% on average during that same period, reaching  18.3% of average total deposits in September, up from 17.1% in June. The latter growth reflects the company’s vigorous strategy to increase  this source of low-cost funds through the sale of cash management products and services.  In addition to deposit growth, the $37 million  increase in average loans for September versus June was funded by a  reduction in short-term investments and expanded term borrowings.

*	Top-line revenue, which combines net banking spread income and all fee income, rose 13% over second quarter 2005 to $6.1 million, 88% higher than in third quarter 2004.

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Growth was enhanced by a 32 basis point expansion during the quarter in net interest margin to 4.31%, reflective of the company having  positioned its balance sheet to benefit from a rising rate environment.  Since second quarter 2004, after which Federal Reserve  tightening began, the net interest margin has risen 95 basis points. Compared to third quarter 2004, net interest income has risen  $2.6 million, 23% or $600,000 of which was due to improved margins  with the balance due to higher earning asset volumes.

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Noninterest income rose 5.6% over second quarter 2005, led by expanded  trust revenues followed by increased fees from selling mortgages into  the secondary market.  In addition to new business, trust fees are  expected to increase as assets of clients that are presently in a  custody arrangement move into being actively managed.  The company  continues to benefit from the increasing production of five  experienced, full-time mortgage originators across its affiliate  locations.

*

Noninterest expense increased 4.4% in the quarter compared to second  quarter 2005, a rise of $206,000 against a top-line revenue increase of  $681,000.  As a result, the efficiency ratio improved by 6 percentage  points to 80%, following 15 and 13 percentage point improvements during  second and first quarter 2005, respectively.  The primary reason for the  third quarter increase was greater salaries and benefits due to lending  and operations new hires and higher incentive compensation and stock  option expense.  A portion of that increase was reflected in holding  company expenses, which amounted to $767,000 in the third quarter, up  $33,000 from second quarter 2005.

*

Asset quality continued to be strong, with nonperforming loans falling  both by dollar (down 49%) and as a ratio (down 5 basis points) compared  to June 30, 2005 to $794,000 or 0.07% of loans outstanding at September  30, 2005.  There were $43,000 in net charge-offs in the quarter and no  others this year, resulting in a ratio of net charge-offs to average  loans year-to-date of 0.01% versus 0.02% last year at this time. Coverage of the loan loss allowance over nonperforming loans was  13.5 times.  These measures are consistent with the company’s historic  norm and very favorable to national peer bank levels as of June 30,  2005.

          THIRD QUARTER AND YTD 2005 EARNINGS RECAP

          The company’s third quarter net income increased $260,000 to $587,000 from second quarter net income of $327,000.  Top-line revenue climbed $681,000 on 4.4% growth in average earning assets, improved margins, and higher assets under advice.  We define top-line revenue, which is a non-GAAP term, as the sum of the company’s lending or spread income (interest income less interest expense) plus fee income (excluding net securities gains/losses), both of which often pertain to the same customer base and can be matched against the underlying noninterest expense to generate those revenue components.  Nearly all of the increase in top-line revenue this quarter resulted from growth in net interest income, of which $249,000 (39%) was due to expansion in the net interest margin from 3.99% to 4.31%.  Noninterest income climbed $46,000, reflecting expanded trust revenue and increased secondary market fees.

          Noninterest expense rose $206,000 in the third quarter, or only 30% of the increase in top-line revenue, indicating positive operating leverage.  The resulting net improvement of $475,000 was partially offset by a
$215,000 increase in loan loss provision expense largely due to record loan growth, which exceeded second quarter 2005 growth by $18 million or 55%.

           The company’s net income for the first nine months of 2005 was $540,000, a $2.4 million positive swing from the $1.9 million net loss in the same period last year.  Top-line revenue climbed $7.4 million (88%) on 52% growth in earning assets and an 83% increase in assets under advice.  Approximately $6.6 million of the increase in top-line revenue reflects growth in net interest income, of which $1.3 million (20%) was due to a 61 basis point expansion in the net interest margin.  Noninterest income (excluding securities transactions) climbed $826,000 (53%) year-to-date versus the first nine months of last year; the primary drivers were service charge income followed by trust fees.

          Noninterest expense rose $4.5 million (47%) year-to-date versus the first nine months of 2004 period, of which approximately $1.9 million reflects the incremental cost of the new Boca Raton and Tampa Bay locations less the third quarter 2004 Horizon Financial Corp. acquisition write-off.  The $2.9 million margin of increased top-line revenue over increased noninterest expense was reduced by $482,000 in additional loan loss provision expense reflective of $161 million (57%) growth in loans.

          Please visit the company’s web site, http://www.bankofflorida.com , for an electronic version of this earnings release along with a supporting summary financial table.  Click on “Investor Relations” and select the “News” section.  The table will be more fully discussed in the company’s upcoming Form 10-Q, to be released on or before November 10, 2005.

BANCSHARES OF FLORIDA, INC.

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $518-million-asset multi-bank holding company located in Naples, Florida.  It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida.  In addition, Bank of Florida, Fort Lauderdale, recently opened a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the company’s web site, http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

          Contact:
          Michael L. McMullan
          President and CEO
          (239) 254-2143

          David G. Wallace
          EVP and CFO
          (239) 254-2132

SOURCE  Bancshares of Florida, Inc.
           -0-                                        10/25/2005
           /CONTACT:  Michael L. McMullan, President and CEO, +1-239-254-2143, or David G. Wallace, EVP and CFO, +1-239-254-2132, both of Bancshares of Florida, Inc./
             /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO /
             /Web site:  http://www.bankofflorida.com /
           (BOFL)